EXHIBIT 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Carmen R. Bauza, has authorized and designated Robert S. Molloy and Peter H. Stratton, Jr. to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Destination XL Group, Inc. The authority of Robert S. Molloy and Peter H. Stratton, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in the securities of Destination XL Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Robert S. Molloy and Peter H. Stratton, Jr. are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: December 20, 2021 By:/s/ Carmen R. Bauza

Name: Carmen R. Bauza